Exhibit 23.1

May 27, 2022

Daybreak Oil and Gas, Inc.

1101 N. Argonne Road

Suite A-211

Spokane Valley, WA 99212

Re: Securities and Exchange Commission Annual Report on Form 10-K

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name PGH Petroleum and Environmental Engineers, LLC; and to references to PGH Petroleum and Environmental Engineers LLC an independent petroleum engineering firm; and to the inclusion of information contained in our reports as of March 1, 2022, in your Annual Report on Form 10-K for the year ended February 28, 2022 to be filed on or around June 13, 2022.

/s/ PGH

PGH Petroleum and Environmental Engineers, LLC

Texas Firm Registration No. F-9137

Austin, Texas

May 27, 2022